Exhibit 99.1

FLAGSTONE RE REPORTS DILUTED BOOK VALUE PER SHARE
OF $13.34 FOR END OF FIRST QUARTER 2011

LUXEMBOURG, Grand Duchy of Luxembourg, May 2, 2011 - Flagstone Reinsurance Holdings, S.A. (NYSE: FSR) today announced first quarter 2011 basic book value per share of $13.77 and diluted book value per share of $13.34, down 16.2% and 13.7%, respectively, for the quarter (percentages inclusive of dividends).  Net loss attributable to Flagstone’s common shareholders for the quarter ended March 31, 2011, was $161.2 million, or $2.32 loss per diluted share, compared to net income of $31.5 million, or $0.38 earnings per diluted share, for the quarter ended March 31, 2010.

Operating highlights for the three months ended March 31, 2011 and 2010 included the following:

	For the three months ended March 31,
	2011	2010	% Change

	(Expressed in millions of U.S. dollars, except percentages)

Operating (loss) income (1)	$(161.5)	$12.1	NM (2)
Gross premiums written	$422.2	$400.2	5.5%
Net premiums earned	$250.5	$216.8	15.5%
Combined ratio	170.3%	97.6%	72.7%
Total return on investments	1.0%	0.8%	0.2%

 (1) Operating (loss) income, a non-GAAP financial measure, is defined as net (loss) income attributable to Flagstone adjusted for net realized and unrealized gains (losses) - investments, net realized and unrealized gains (losses) - other, net foreign exchange losses (gains), and non-recurring items.  A reconciliation of this measure to net (loss) income attributable to Flagstone is presented at the end of this release.

(2)NM - not meaningful.

CEO David Brown commented: “As seen across the industry, the first quarter of 2011 was extremely challenging given the large number of significant international catastrophes.  We believe we have reserved conservatively for these events including the most recent reports from major Japanese clients which fall within our previously announced estimates.  While our diversification remains a key strategic differentiator, and has over time resulted in an excellent long-term loss ratio, the international loss activity in the quarter reached record high levels, a historical anomaly which is reflected in our results.  However, we believe our overall capitalization remains strong and more than sufficient to withstand A.M. Best’s capital stress test which considers additional shock losses for future events.  Combined with our conservative investment portfolio, we are solidly positioned to continue our prudent underwriting practices while providing award winning service and high-quality capacity to our valued clients.”

As previously announced, Flagstone’s capital is supported by a high level of retrocessional support on both a per-occurrence and annual aggregate basis, which is in force on both an annual and multi-year basis.  Furthermore, in 2010 the Company began re-positioning its portfolio, which has resulted in a reduced level of risk, as demonstrated by its current 1 in 100 net probable maximum losses (PML) of $135 million, and a 1 in 250 net PML of $167 million.

Flagstone’s written premium for the first quarter, inclusive of reinstatements, was $422.2 million, which represents a modest increase of 5.5 percent over for the same period in 2010.  This increase was primarily attributed to reinstatement premiums from first quarter loss activity and an increase in specialty and property reinsurance.

Brown continued, “While we reduced risk at January 1 in our catastrophe book, we were also able to add some specialty and non-catastrophe property business as we further diversify our portfolio.  Furthermore, we continue to execute on our strategy to enhance platform efficiencies and reduce our expense ratio, and believe that the financial impact of our additional retrocessional program will be less significant due to these factors.  Looking ahead, we expect to take advantage of the uptick in trading conditions, which should result in increased expected risk adjusted returns for our reinsurance portfolio.”

Gary Prestia, Chief Underwriting Officer North America, said: “We remained disciplined to start the year, and in the North American book we reduced some of our catastrophe risk on business we felt was not adequately priced.  However, due to the amount of global first quarter loss activity, coupled with the potential impact from the recent catastrophe model changes, we have seen an increased demand for catastrophe coverage and a corresponding hardening of rates.  This had a positive impact on April 1 renewals, where a number of programs had to be re-priced from mid single digit percent decreases to slight increases in order to get completed.

We now expect North American rates to increase by an average of 10 percent or more for the June and July renewals, and will seek to capitalize on the opportunity to strategically underwrite our book of business while offering our capacity and modeling expertise to clients who are impacted by these changes.”

Guy Swayne, Chief Underwriting Officer International, added: “Internationally, the first quarter of 2011 was dominated by an historically unprecedented series of losses, beginning in Australia and New Zealand and culminating with the Tohoku earthquake.  As a result of these losses, we have seen a significant increase in rates for business in loss affected areas.  Australian and New Zealand treaty rates have increased by 50 – 80 percent, and Japanese treaty rates were up 8 percent for wind and 50 percent plus for earthquake.  Although we continue to research the historical risk and return of these particular markets, we expect profitability to increase and they pose an attractive area to continue to underwrite measured risk.

Results of Operations

The Company regularly reviews its financial results and assesses performance on the basis of three reportable segments: Reinsurance, Lloyd’s and Island Heritage.  Please refer to the “Segment Reporting” tables on page 8 for more information. All amounts in the following tables are expressed in thousands of U.S. dollars, except percentages or unless otherwise stated.

Underwriting results

Reinsurance segment

Below is a summary of the underwriting results and ratios for our Reinsurance segment for the three months ended March 31, 2011 and 2010:

	For the three months ended March 31, 2011
	2011	2010	$ Change	% Change

Property catastrophe reinsurance	$209,745	$215,392	$(5,647)	(2.6)%
Property reinsurance	65,799	52,126	13,673	26.2%
Short tail specialty and casualty reinsurance	91,158	75,174	15,984	21.3%
Gross premiums written	366,702	342,692	24,010	7.0%
Premiums ceded	(118,761)	(66,855)	(51,906)	77.6%
Net premiums written	247,941	275,837	(27,896)	(10.1)%
Net premiums earned	212,292	178,971	33,321	18.6%
Other related income	469	470	(1)	(0.2)%
Loss and loss adjustment expenses	(310,899)	(97,558)	(213,341)	218.7%
Acquisition costs	(42,347)	(33,735)	(8,612)	25.5%
General and administrative expenses	(17,170)	(34,057)	16,887	(49.6)%
Underwriting (loss) income	$(157,655)	$14,091	$(171,746)	NM (1)

Loss ratio	146.4%	54.5%
Acquisition cost ratio	19.9%	18.8%
General and administrative expense ratio	8.1%	19.0%
Combined ratio	174.4%	92.3%

(1)NM - not meaningful.

•
The decrease in net underwriting results is primarily related to incurred losses on more significant catastrophic events in 2011 (Australian floods, cyclone Yasi, New Zealand earthquake and the Japan earthquake and tsunami), as compared to the same period in 2010 (Chile earthquake).

•
The increase in gross property and short tail specialty and casualty reinsurance premiums written is primarily due to increased business with existing clients and the addition of new clients.  The decrease in gross property catastrophe reinsurance premiums is due to reduction in exposure for the January 1 renewals, partially offset by the increase in reinstatement premiums due to higher catastrophe losses in the first quarter of 2011. During the three months ended March 31, 2011, we recorded $12.0 million of gross reinstatement premiums compared to $3.6 million recorded for the same period in 2010. The increase was due to higher catastrophe losses in the current quarter.

•
Premiums ceded were 32.4% of gross reinsurance premiums written compared to 19.5% for the same period in 2010. The increase is primarily related to the purchase of additional reinsurance protection to reduce our net exposure to catastrophic events and reinstatement premiums incurred on our ceded reinsurance due to the loss activity in the first quarter of 2011.

•
The increase in the loss ratio compared to the first quarter of 2010 is primarily due to more significant losses from catastrophic events in the current quarter, including net incurred losses related to the Australian floods ($30.5 million), cyclone Yasi ($31.0 million), New Zealand earthquake ($76.1 million) and the Japan earthquake and tsunami ($99.8 million) compared to the same period in 2010, which included losses related to the Chile earthquake ($57.5 million).

•
Each quarter we revisit our loss estimates for previous catastrophe events. During the quarter ended March 31, 2011, based on updated estimates provided by clients and brokers, we recorded net adverse developments for prior accident years of $9.3 million, mostly related to Hurricane Ike, a 2008 event. A significant increase in claims was reported from one major cedant due to lawsuits filed before the statute expired. During the first quarter of 2010, the net favorable developments for prior catastrophe events were $7.6 million. In addition, the first quarter of 2010 included $17.1 million of favorable reserves development as a result of revising our actuarial assumptions to take into account our loss experience since inception.

•
The decrease in general and administrative expenses is primarily the result of our focus, implemented during 2010, on lowering and rationalizing costs and expenses, including the disposal of corporate aircraft. In addition, as a result of the net loss incurred in the three months ended March 31, 2011, performance based compensation expectations have been adjusted downward.

Lloyd’s segment

Below is a summary of the underwriting results and ratios for our Lloyd's segment for the three months ended March 31, 2011 and 2010:

	For the three months ended March 31,
	2011	2010	$ Change	% Change

Property reinsurance	$17,517	$19,459	$(1,942)	(10.0)%
Short tail specialty and casualty reinsurance	31,013	32,730	(1,717)	(5.2)%
Gross premiums written	48,530	52,189	(3,659)	(7.0)%
Premiums ceded	(20,526)	(11,605)	(8,921)	76.9%
Net premiums written	28,004	40,584	(12,580)	(31.0)%
Net premiums earned	37,827	35,688	2,139	6.0%
Other related income	948	8,644	(7,696)	(89.0)%
Loss and loss adjustment expenses	(38,414)	(29,428)	(8,986)	30.5%
Acquisition costs	(9,386)	(8,994)	(392)	4.4%
General and administrative expenses	(5,715)	(4,942)	(773)	15.6%
Underwriting (loss) income	$(14,740)	$968	$(15,708)	NM (1)

Loss ratio	101.6%	82.5%
Acquisition cost ratio	24.8%	25.2%
General and administrative expense ratio	15.1%	13.8%
Combined ratio	141.5%	121.5%

(1)NM - not meaningful.

•	The decrease in the gross property reinsurance premiums written is primarily attributable to our decision to decline the renewal of certain business due to unfavorable pricing terms.

•
Premiums ceded were 42.3% of gross premiums written compared to 22.2% of gross premiums written for the same period in 2010. The increase in the premiums ceded ratio is primarily due to changes in the timing of certain reinsurance contracts, which now incept at January 1, together with the purchase of additional reinsurance coverage in 2011.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $6.1 million compared to $5.3 million for the same period in 2010. This amount is eliminated upon consolidation.

•
Other related income, derived from services provided to syndicates and third parties, decreased primarily as a result of the recognition of profit commission from Syndicate 1861’s 2007 year of account, recorded in the first quarter of 2010, in the amount of $7.0 million.

•
The increase in the loss ratio compared to the first quarter of 2010 was primarily due to more significant losses from catastrophic events in the current quarter, including net incurred losses related to the Australian floods ($4.0 million), New Zealand earthquake ($1.7 million) and the Japan earthquake and tsunami ($12.5 million) compared to the same period in 2010, which included losses related to the Chile earthquake ($2.5 million).

Island Heritage segment

Below is a summary of the underwriting results and ratios for our Island Heritage segment for the three months ended March 31, 2011 and 2010:

	For the three months ended March 31,
	2011	2010	$ Change	% Change

Gross premiums written	$20,946	$17,762	$3,184	17.9%
Premiums ceded	(14,731)	(10,402)	(4,329)	41.6%
Net premiums written	6,215	7,360	(1,145)	(15.6)%
Net premiums earned	370	2,156	(1,786)	(82.8)%
Other related income	7,303	5,606	1,697	30.3%
Loss and loss adjustment expenses	(436)	(393)	(43)	10.9%
Acquisition costs	(4,527)	(3,992)	(535)	13.4%
General and administrative expenses	(2,208)	(2,176)	(32)	1.5%
Underwriting income	$502	$1,201	$(699)	(58.2)%

Loss ratio (1)	5.7%	5.1%
Acquisition cost ratio (1)	59.0%	51.4%
General and administrative expense ratio (1)	28.8%	28.0%
Combined ratio (1)	93.5%	84.5%

(1)For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

•	The increase in gross premiums written is primarily related to continued growth in the Bahamas. Contracts are written on a per risk basis and consist primarily of property lines.

•	Premiums ceded were 70.3% of gross premiums written compared to 58.6% of gross premiums written for the same period in 2010.

•	Premiums ceded to Flagstone Suisse under our intercompany reinsurance programs were $7.9 million compared to $7.1 million for the same period in 2010. This amount is eliminated on consolidation.

•	Net premiums earned for 2011 were lower compared to the same period in 2010, primarily due to the difference in the reinsurance program in place for both years.

Investment results

The total return on our investment portfolio, excluding noncontrolling interests in the investment portfolio, comprises investment income and realized and unrealized gains and losses on investments. For the three months ended March 31, 2011 and 2010, the total return on invested assets was 1.0% and 0.8%, respectively.  The change in the total return on invested assets of 0.2% during the three months ended March 31, 2011, compared to the same period in 2010 is primarily due to positive performance of commodities markets and other investments.

Net investment income

Net investment income for the three months ended March 31, 2011 was $9.4 million, compared to $7.3 million for the same period in 2010. The increase of $2.1 million was primarily due to the increase in yield caused by differences in asset allocation.

Net realized and unrealized gains and losses – investments

Net realized and unrealized gains on the Company’s portfolio amounted to $10.9 million for the three months ended March 31, 2011, compared to $9.8 million for the same period in 2010.

These amounts comprise net realized and unrealized gains and losses on our fixed maturities, equities, other investments and on our investment portfolio of derivatives which includes, U.S. equity, global equities, global bonds, commodity and real estate futures, "to be announced" mortgage-backed securities, interest rate swaps and total return swaps.

Treasury hedging and other

Net realized and unrealized gains and losses – other

The Company's policy is to hedge the majority of its currency exposure with derivative instruments such as currency swaps and foreign currency forward contracts. Net realized and unrealized losses - other amounted to $0.7 million for the three months ended March 31, 2011, compared to gains of $5.7 million for the same period in 2010.  The decrease of $6.3 million is primarily due to currency fluctuations which are partially offset by gains recorded through balance sheet currency revaluations.

The components of the $0.7 million losses for the three months ended March 31, 2011 are as follows:
For the three months ended
March 31, 2011

(Expressed in thousands of U.S. dollars)
Currency swaps	$1,080
Foreign currency forward contracts	(2,011)
Reinsurance derivatives	241
Net realized and unrealized losses - other	$(690)

Interest expense

Interest expense was $2.9 million for the three months ended March 31, 2011, compared to $2.5 million for the same period in 2010. The increase of $0.4 million is primarily related to the increase in short term interest rates compared to the same period in 2010.  Interest expense consists of interest due on outstanding debt securities and the amortization of debt offering expenses.

Flagstone shareholders’ equity

During the first quarter of 2011, the Company made no repurchases pursuant to its buyback program. As of March 31, 2011, authority to make up to $11.2 million of repurchases remained available under the buyback program.

At March 31, 2011, Flagstone’s shareholders' equity was $1.0 billion and diluted book value per common share was $13.34.

Additional information

The Company will host a conference call on Tuesday, May 3, 2011, at 9:30 a.m. (EDT) to discuss this release.  Live broadcast of the conference call will be available on the Financial & Investor section of the Company’s website at www.flagstonere.com.

The Company, through its operating subsidiaries, is a global reinsurance and insurance company that employs a focused and technical approach to the property, property catastrophe, and short-tail specialty and casualty insurance and reinsurance businesses. The Company is traded on the New York Stock Exchange under the symbol “FSR” and  the Bermuda Stock Exchange under the symbol “FSR BH”.  Additional financial information and other items of interest are available on the Company’s website located at www.flagstonere.com.

Please refer to the unaudited March 31, 2011, Financial Supplement, which will be posted on the Company’s website for more detailed financial information.

CONTACT:

Flagstone Reinsurance Holdings, S.A.
Brenton Slade +352 2 735 1515
bslade@flagstonere.com

Unaudited Consolidated Condensed Balance Sheets
As at March 31, 2011 and December 31, 2010
(Expressed in thousands of U.S. dollars, except share data)

	As at March 31,	As at December 31,
	2011	2010
ASSETS
Investments:
Fixed maturities, at fair value (Amortized cost: 2011 - $1,299,689; 2010 - $1,433,868)	$1,358,230	$1,473,862
Short term investments, at fair value (Amortized cost: 2011 - $18,048; 2010 - $14,254)	18,046	14,251
Other investments	121,721	120,047
Total investments	1,497,997	1,608,160
Cash and cash equivalents	397,090	345,705
Restricted cash	55,871	43,413
Premium balances receivable	438,426	318,455
Unearned premiums ceded	147,827	68,827
Reinsurance recoverable	90,017	28,183
Accrued interest receivable	14,139	15,599
Receivable for investments sold	75,574	1,795
Deferred acquisition costs	73,905	65,917
Funds withheld	25,256	25,934
Goodwill	16,474	16,381
Intangible assets	32,256	31,549
Asset held for sale	2,300	2,300
Other assets	158,530	146,984
Total assets	$3,025,662	$2,719,202

LIABILITIES
Loss and loss adjustment expense reserves	$1,047,674	$721,314
Unearned premiums	492,748	378,804
Insurance and reinsurance balances payable	140,845	82,134
Payable for investments purchased	18,919	3,106
Long term debt	252,174	251,122
Other liabilities	88,311	86,127
Total liabilities	2,040,671	1,522,607

EQUITY
Common voting shares, 300,000,000 authorized, $0.01 par value, issued (2011 - 84,502,542; 2010 - 84,474,758) and outstanding (2011 - 70,054,875; 2010 - 68,585,588)	845	845
Common shares held in treasury, at cost (2011 - 14,447,667; 2010 - 15,889,170)	(162,146)	(178,718)
Additional paid-in capital	880,066	904,235
Accumulated other comprehensive loss	(3,301)	(6,178)
Retained earnings	253,329	414,549
Total Flagstone shareholders' equity	968,793	1,134,733
Noncontrolling interest in subsidiaries	16,198	61,862
Total equity	984,991	1,196,595
Total liabilities and equity	$3,025,662	$2,719,202

Unaudited Consolidated Condensed Statements of Operations and Comprehensive (Loss) Income
For the three months ended March 31, 2011 and 2010
(Expressed in thousands of U.S. dollars, except share and per share data)

	For the three months ended March 31,
	2011	2010

REVENUES
Gross premiums written	$422,151	$400,202
Premiums ceded	(139,991)	(76,421)
Net premiums written	282,160	323,781
Change in net unearned premiums	(31,671)	(106,966)
Net premiums earned	250,489	216,815
Net investment income	9,432	7,285
Net realized and unrealized gains - investments	10,904	9,811
Net realized and unrealized (losses) gains - other	(690)	5,658
Other income	4,611	11,041
Total revenues	274,746	250,610

EXPENSES
Loss and loss adjustment expenses	349,749	127,379
Acquisition costs	51,756	42,837
General and administrative expenses	25,093	41,175
Interest expense	2,946	2,514
Net foreign exchange losses (gains)	9,945	(3,956)
Total expenses	439,489	209,949
(Loss) income before income taxes and interest in earnings of equity investments	(164,743)	40,661
Recovery (provision) for income tax	4,632	(2,852)
Interest in earnings of equity investments	(285)	(259)
Net (loss) income	(160,396)	37,550
Less: (Income) attributable to noncontrolling interest	(824)	(6,046)
NET (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(161,220)	$31,504

Net (loss) income	$(160,396)	$37,550
Change in currency translation adjustment	2,877	(3,697)
Change in defined benefit pension plan obligation	-	500
Comprehensive (loss) income	(157,519)	34,353
Less: Comprehensive (income) attributable to noncontrolling interest	(824)	(6,046)
COMPREHENSIVE (LOSS) INCOME ATTRIBUTABLE TO FLAGSTONE	$(158,343)	$28,307

Weighted average common shares outstanding—Basic	69,351,852	82,558,971
Weighted average common shares outstanding—Diluted	69,351,852	82,741,580
Net (loss) income attributable to Flagstone per common share—Basic	$(2.32)	$0.38
Net (loss) income attributable to Flagstone per common share—Diluted	$(2.32)	$0.38
Distributions declared per common share (1)	$0.04	$0.04

 (1) Distributions declared per common share are in the form of a non-dividend return of capital.  Prior to the Company's redomestication to Luxembourg on May 17, 2010, such distributions were in the form of dividends.

Segment Reporting (unaudited)
For the three months ended March 31, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended March 31, 2011
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$366,702	$48,530	$20,946	$(14,027)	$422,151
Premiums ceded	(118,761)	(20,526)	(14,731)	14,027	(139,991)
Net premiums written	247,941	28,004	6,215	-	282,160
Net premiums earned	$212,292	$37,827	$370	$-	$250,489
Other related income	469	948	7,303	(4,504)	4,216
Loss and loss adjustment expenses	(310,899)	(38,414)	(436)	-	(349,749)
Acquisition costs	(42,347)	(9,386)	(4,527)	4,504	(51,756)
General and administrative expenses	(17,170)	(5,715)	(2,208)	-	(25,093)
Underwriting (loss) income	$(157,655)	$(14,740)	$502	$-	$(171,893)

Loss ratio (2)	146.4%	101.6%	5.7%		139.6%
Acquisition cost ratio (2)	19.9%	24.8%	59.0%		20.7%
General and administrative expense ratio (2)	8.1%	15.1%	28.8%		10.0%
Combined ratio (2)	174.4%	141.5%	93.5%		170.3%

	For the three months ended March 31, 2010
	Reinsurance	Lloyd's	Island Heritage	Inter-segment Eliminations (1)	Total

Gross premiums written	$342,692	$52,189	$17,762	$(12,441)	$400,202
Premiums ceded	(66,855)	(11,605)	(10,402)	12,441	(76,421)
Net premiums written	275,837	40,584	7,360	-	323,781
Net premiums earned	$178,971	$35,688	$2,156	$-	$216,815
Other related income	470	8,644	5,606	(3,884)	10,836
Loss and loss adjustment expenses	(97,558)	(29,428)	(393)	-	(127,379)
Acquisition costs	(33,735)	(8,994)	(3,992)	3,884	(42,837)
General and administrative expenses	(34,057)	(4,942)	(2,176)	-	(41,175)
Underwriting income	$14,091	$968	$1,201	$-	$16,260

Loss ratio (2)	54.5%	82.5%	5.1%		58.8%
Acquisition cost ratio (2)	18.8%	25.2%	51.4%		19.8%
General and administrative expense ratio (2)	19.0%	13.8%	28.0%		19.0%
Combined ratio (2)	92.3%	121.5%	84.5%		97.6%

(1) Inter−segment eliminations relate to Flagstone Suisse quota share arrangements with Island Heritage and Lloyd's.
(2) For Island Heritage segment all ratios calculated using expenses divided by net premiums earned plus other related income.

Cautionary Statement Regarding Forward-Looking Statements

This report may contain, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. In particular, statements using words such as “may”, “should”, “estimate”, “expect”, “anticipate”, “intend”, “believe”, “predict”, “potential”, or words of similar import generally involve forward-looking statements.

Important events and uncertainties that could cause the actual results to differ include, but are not necessarily limited to: market conditions affecting our common share price; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the effectiveness of our loss limitation methods; our dependence on principal employees; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty reinsurance and insurance lines of business and in specific areas of the casualty reinsurance market; the sensitivity of our business to financial strength ratings established by independent rating agencies; our ability to raise capital on favorable terms or at all; the estimates reported by cedents and brokers on pro-rata contracts and certain excess of loss contracts in which the deposit premium is not specified; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, and our reliance on industry loss estimates and those generated by modeling techniques; unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; our exposure to many different counterparties in the financial service industry, and the related credit risk of counterparty default; changes in general economic conditions; changes in governmental regulation or tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in the insurance and reinsurance industries; declining demand due to increased retentions by cedents and other factors; the impact of terrorist activities on the economy; and rating agency policies and practices.

On March 20, 2011, Moody’s Investors Service placed the financial strength rating of the Company and its principal subsidiary, Flagstone Suisse, under review. On March 31, 2011, Fitch Ratings re-affirmed the A- insurer financial strength of Flagstone Suisse and revised its outlook to negative. On April 12, 2011, A.M. Best Co. re-affirmed the A- financial strength rating of Flagstone Suisse and revised its outlook to negative. Currently, the majority of Flagstone Suisse reinsurance contracts permit cancellation if its financial strength rating is downgraded below A- by A.M. Best Co. A downgrade by any rating organization could result in a significant reduction in the number of reinsurance contracts we write and in a substantial loss of business as our customers, and brokers that place such business, move to other competitors with higher financial strength ratings, as well as negative consequences for our results of operations, cash flows, competitive position and business prospects. In light of the foregoing and the low investment return environment, the losses associated with catastrophic events and reductions in our reserves during the first quarter of 2011, there may potentially exist the situation where it is necessary to raise additional capital in the future to maintain our historical volume of business, write new business successfully or invest in our existing businesses and maintain our financial strength ratings or otherwise manage our business and respond to competitive pressures in our industry. Raising capital may include public or private debt or equity financings, the acquisition or disposition of assets or businesses, financing through special purpose entities or strategic transactions. Our ability to raise capital on acceptable terms or at all is not assured and will depend on our financial condition, our financial strength ratings, market conditions at the time and other matters beyond our control. Although we regularly provide financial and other information to rating agencies to both maintain and enhance existing financial strength ratings, we cannot assure that our financial strength ratings will not be downgraded in the future by any of these agencies.

Because the Company’s financial strength ratings are under review or on negative outlook and due to the low returns environment, the losses associated with catastrophic events and a reduction in our reserves (as previously disclosed), the Company may need to raise additional capital in order to continue our business at current levels as described above.

These and other events that could cause actual results to differ are discussed in more detail from time to time in our filings with the SEC.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. Federal securities laws.  Readers are cautioned not to place undue reliance on these forward-looking statements, which are subject to significant uncertainties and speak only as of the date on which they are made.

Non-GAAP Financial Measures

In addition to the U.S. GAAP financial measures set forth in this Press Release, we have presented “basic book value per common share”, “diluted book value per common share” and “operating income”, which are non-GAAP financial measures.  Management uses growth in diluted book value per common share as a prime measure of the value the Company is generating for its common shareholders, as management believes that growth in the Company’s diluted book value per common share ultimately translates into growth in the Company’s stock price.

Basic book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares outstanding at the end of the period plus vested restricted share units, giving no effect to dilutive securities.  Diluted book value per common share is defined as total Flagstone shareholders’ equity divided by the number of common shares and common share equivalents outstanding at the end of the period including all potentially dilutive securities such as the warrant, performance share units (“PSUs”) and restricted share units (“RSUs”). When the effect of securities would be anti-dilutive, these securities are excluded from the calculation of diluted book value per common share.  A warrant was anti-dilutive and was excluded from the calculation of diluted book value per common share as at March 31, 2011 and December 31, 2010.

Operating income is defined as net income attributable to Flagstone adjusted for net realized and unrealized gains (losses) – investments, net realized and unrealized gains (losses) – other, net foreign exchange losses (gains), and non-recurring items.

While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. Basic book value per common share does not reflect the number of common shares that may be issued upon vesting or exercise of dilutive securities. On the other hand, by giving effect to dilutive securities, diluted book value per common share takes into account common share equivalents and not just the number of common shares actually outstanding. These non-GAAP financial measures are not prepared in accordance with GAAP, are not based on any comprehensive set of accounting rules or principles, are not reported by all of our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. In light of these limitations, we use these non-GAAP financial measures only as supplements to GAAP financial measures and provide a reconciliation of the non-GAAP financial measures to their most comparable GAAP financial measures.

Book Value Per Common Share (unaudited)
As at March 31, 2011 and December 31, 2010
(Expressed in thousands of U.S. dollars, except share and per share data)

	As at
	March 31, 2011	December 31, 2010

Flagstone shareholders' equity	$968,793	$1,134,733
Potential net proceeds from assumed:
Exercise of PSU (1)	-	-
Exercise of RSU (1)	-	-
Conversion of warrant (2)	-	-
Diluted Flagstone shareholders' equity	$968,793	$1,134,733

Cumulative distributions paid per outstanding common share (3)	$0.60	$0.56

Common shares outstanding - end of period	70,054,875	68,585,588
Vested RSUs	325,977	262,013
Total common shares outstanding - end of period	70,380,852	68,847,601

Potential shares to be issued:
PSUs expected to vest	1,965,091	3,998,558
RSUs outstanding	288,950	315,200
Conversion of warrant (2)	-	-
Common shares outstanding - diluted	72,634,893	73,161,359

Basic book value per common share	$13.77	$16.48

Diluted book value per common share	$13.34	$15.51

Basic book value per common share plus accumulated distributions	$14.37	$17.04

Diluted book value per common share plus accumulated distributions	$13.94	$16.07

Distributions per common share paid during the period (3)	$0.04	$0.16

(1)No proceeds due when exercised
(2)Below strike price - not dilutive
(3)Distributions paid per common share are in the form of a non-dividend return of capital. Prior to the Redomestication, such distributions were in the form of dividends.

Operating (Loss) Income (unaudited)
For the three months ended March 31, 2011 and 2010
(Expressed in thousands of U.S. dollars, except percentages)

	For the three months ended March 31,
	2011	2010

Net (loss) income attributable to Flagstone	$(161,220)	$31,504

Adjustments for:
Net realized and unrealized gains - investments	(10,904)	(9,811)
Net realized and unrealized losses (gains) - other	690	(5,658)
Net foreign exchange losses (gains)	9,945	(3,956)

Net operating (loss) income	$(161,489)	$12,079

Average Flagstone shareholders' equity	$1,051,763	$1,209,309

Annualized net operating return on average Flagstone shareholders' equity	(61.4)%	4.0%